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Exhibit 99.01

Herbst Gaming, Inc. Announces
Offering of its Senior Secured Notes

        LAS VEGAS, NV, January 17, 2003—Herbst Gaming, Inc. today announced that it intends to raise approximately $45 million through an offering of its 10 3/4% Senior Secured Notes due 2008 in a private placement transaction. Herbst Gaming intends to offer these notes pursuant to its existing indenture governing its 10 3/4% Senior Secured Notes due 2008, of which $170.0 million principal amount is currently outstanding. The net proceeds of the offering will partially fund the purchase price of the previously announced acquisition of Anchor Coin's slot route business and related assets.

        The securities to be offered have not been, and will not be, registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any security.

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Herbst Gaming, Inc. Announces Offering of its Senior Secured Notes